Registration No. 333-48082

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                           AMENDMENT NO. 1 TO FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                             TRIARC COMPANIES, INC.
             (Exact Name of Registrant As Specified In Its Charter)


         DELAWARE                                           38-0471180
(State Or Other Jurisdiction Of                          (I.R.S. Employer
Incorporation Or Organization)                        Identification Number)

                                 280 Park Avenue
                            New York, New York 10017
                                 (212) 451-3000
               (Address, Including Zip Code, and Telephone Number,
        Including Area Code, Of Registrant's Principal Executive Offices)

                                 Brian L. Schorr
                  Executive Vice President and General Counsel
                             Triarc Companies, Inc.
                                 280 Park Avenue
                            New York, New York 10017
                                 (212) 451-3000
            (Name, Address, Including Zip Code, And Telephone Number,
              Including Area Code, Of Agent For Service Of Process)

                                    Copies to
                             Paul D. Ginsberg, Esq.
                    Paul, Weiss, Rifkind, Wharton & Garrison
                           1285 Avenue of the Americas
                            New York, New York 10019

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

Title of Each Class of                             Proposed Maximum     Proposed Maximum
 Securities to Be              Amount to         Offering Price Per    Aggregate Offering        Amount of
   Registered              Be Registered (1)           Unit (2)             Price (3)         Registration Fee (4)
   ----------              -----------------           --------             ---------         --------------------
Class A Common Stock, $.10
par value..................    3,407,400                 $24.09           $82,084,266              $21,671

(1) Pursuant to Rule 416 under the Securities Act of 1933, this registration statement also covers an indeterminate amount of shares to be offered to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2) Based on the average high and low trading price of the common stock, as reported on the New York Stock Exchange, on October 11, 2000.
(3) Estimated pursuant to Rule 457(c) solely for the purpose of computing the registration fee.
(4)      Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. No one may deliver these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.


                 Subject to Completion, Dated November 13, 2000.


                                3,407,400 SHARES

                             TRIARC COMPANIES, INC.

                              CLASS A COMMON STOCK


         All of the shares of Class A common stock offered by this prospectus are being delivered from time to time to the holders of Zero Coupon Convertible Subordinated Debentures Due 2018 upon conversion by those holders of their convertible subordinated debentures.

         We originally issued the convertible subordinated debentures pursuant to an indenture between us and The Bank of New York, as trustee, dated February 9, 1998. In connection with the sale of our subsidiaries Snapple Beverage Group, Inc. and Royal Crown Company, Inc. to Cadbury Schweppes plc, Cadbury has agreed to assume, either directly or through its subsidiaries, our obligations under the convertible subordinated debentures and the indenture. Nevertheless, following this assumption, the convertible subordinated debentures remain convertible into our Class A common stock.

         The conversion rate is currently 9.465 shares per $1,000 principal amount at maturity of convertible subordinated debenture converted. The conversion rate is subject to adjustment to prevent dilution resulting from stock splits, stock dividends or similar transactions as provided in the indenture.

         Our Class A common stock is quoted on the New York Stock Exchange under the symbol "TRY." On November 9, 2000, the last reported sale price of our Class A common stock on the New York Stock Exchange was $24.81 per share.

                           ---------------------------

      INVESTING IN OUR CLASS A COMMON STOCK INVOLVES A HIGH DEGREE OF RISK.
                     SEE "RISK FACTORS" BEGINNING ON PAGE 5.

                           ---------------------------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

November   , 2000

                                TABLE OF CONTENTS

                                   PROSPECTUS

                                                                            PAGE
                                                                            ----

Summary  ......................................................................3
Risk Factors...................................................................5
Special Note Regarding Forward-Looking Statements.............................12
Selling Securityholders.......................................................14
Use of Proceeds...............................................................14
Plan of Distribution..........................................................14
Certain Federal Income Tax Considerations.....................................15
Legal Matters.................................................................17
Experts.......................................................................17
Incorporation of Information We File with the SEC.............................17
Available Information.........................................................18


                           ---------------------------


         You should only rely on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. Neither we nor Cadbury is offering to deliver, or seeking offers to deliver, shares of Class A common stock in any jurisdiction where offers and deliveries are not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any delivery of our Class A common stock.

                                     SUMMARY

THE COMPANY

         We are a holding Company. On October 25, 2000, we sold Snapple Beverage Group, Inc., our premium beverage subsidiary, and Royal Crown Company, Inc., our soft drink concentrates subsidiary, to Cadbury Schweppes plc for a total of approximately $901 million in cash plus the assumption of approximately $425 million of debt. In terms of the business segments identified in our audited financial statements and Annual Report on Form 10-K for the fiscal year ended January 2, 2000, the businesses sold to Cadbury include our Premium Beverages and Soft Drink Concentrates business segments. Following the sale, we continue to operate the Restaurant Franchising business segment through our subsidiary, Arby's, Inc., which does business as the Triarc Restaurant Group.

         Through the Arby's restaurant franchising business, we participate in the quick service restaurant segment of the domestic restaurant industry. Arby's offers various slow-roasted roast beef sandwiches and a selected menu of chicken, turkey, ham and submarine sandwiches, side-dishes and salads. Arby's also currently offers franchisees the opportunity to multi-brand at Arby's locations with T.J. Cinnamons products, which are primarily gourmet cinnamon rolls, gourmet coffees and other related products. Arby's also offers franchisees the opportunity to multi-brand with Pasta Connection products, which are pasta dishes with a variety of different sauces. As of July 2, 2000, the Arby's restaurant system consisted of 3,256 franchised restaurants, of which 3,096 operate within the United States and 160 operate outside the United States. Of the domestic restaurants, approximately 337 are multi-branded locations that sell T.J. Cinnamons products and 64 are multi-branded locations that sell Pasta Connection products. Currently all of the Arby's restaurants are owned and operated by franchisees.

         Upon completion of the sale of Snapple Beverage Group and Royal Crown, we had cash, cash equivalents and investments, net of current cash tax liabilities related to the sale, in excess of $400 million and total debt of approximately $20 million. We are evaluating options for the use of the Snapple Beverage Group and Royal Crown sale proceeds, including acquisitions, share repurchases and investments.

         Our principal executive offices are located at 280 Park Avenue, New York, New York 10017 and our telephone number is (212) 451-3000.

THE OFFERING

         In 1998 we issued $360,000,000 aggregate principal amount at maturity of zero coupon convertible subordinated debentures due 2018. In connection with its purchase of Snapple Beverage Group and Royal Crown, Cadbury has agreed to assume the convertible subordinated debentures and Snapple's $300 million 10 1/4% senior subordinated notes due 2009. Cadbury has also agreed to call for redemption the convertible subordinated debentures on February 9, 2003, the first date on which the convertible subordinated debentures may be redeemed.

         Despite the assumption of the convertible subordinated debentures by Cadbury and the release of Triarc from its obligations related to the subordinated convertible debentures, the convertible subordinated debentures will remain convertible into shares of our Class A common stock. We have agreed to deliver to a custodian a sufficient number of shares of Class A common stock to provide for the conversion of all outstanding convertible subordinated debentures. We have also agreed to deliver to the custodian additional shares if the conversion rate is adjusted to prevent dilution resulting from stock splits, stock dividends or similar transactions or other securities or cash if the convertible subordinated debentures become convertible into something other than our Class A common stock. This prospectus relates to the delivery of shares of our Class A Common Stock to holders of convertible subordinated debentures upon conversion of their convertible subordinated debentures.

                                  RISK FACTORS

         AN INVESTMENT IN OUR SHARES IS RISKY. YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISKS, TOGETHER WITH ALL OTHER INFORMATION INCLUDED IN, OR INCORPORATED BY REFERENCE INTO, THIS PROSPECTUS IN EVALUATING OUR BUSINESS OR MAKING ANY INVESTMENT DECISION.

RISKS RELATED TO OUR BUSINESS

         WE WILL HAVE BROAD DISCRETION IN THE USE OF THE PROCEEDS OF THE DISPOSITION OF SNAPPLE BEVERAGE GROUP AND ROYAL CROWN.

         We have not designated any specific use for the proceeds we received from Cadbury in connection with our sale of Snapple Beverage Group and Royal Crown. We are evaluating options for the use of these proceeds, including acquisitions, share repurchases and investments. We will have significant flexibility in selecting the opportunities that we will pursue.

         ACQUISITIONS ARE A KEY ELEMENT OF OUR BUSINESS STRATEGY FOR OPERATING COMPANY SUBSIDIARIES, BUT WE CANNOT ASSURE YOU THAT WE WILL BE ABLE TO IDENTIFY APPROPRIATE ACQUISITION TARGETS IN THE FUTURE AND THAT WE WILL BE ABLE TO SUCCESSFULLY INTEGRATE ANY FUTURE ACQUISITIONS INTO OUR EXISTING OPERATIONS.

         In addition to reinvesting the proceeds of our sale of Snapple Beverage Group and Royal Crown, a key element of our strategy is to continuously evaluate acquisitions, investments and business combinations. Acquisitions involve numerous risks, including difficulties assimilating new operations and products. In addition, our acquisition program may require significant management time and capital resources. We cannot assure you that we will have access to the capital required to finance potential acquisitions on satisfactory terms, that any acquisition would result in long-term benefits to us or that management would be able to manage effectively the resulting business. Future acquisitions are likely to result in the incurrence of additional indebtedness or the issuance of additional equity securities.


         WE BELIEVE THAT OUR SUCCESS HAS BEEN AND WILL CONTINUE TO BE DEPENDANT TO A SIGNIFICANT EXTENT UPON THE EFFORTS AND ABILITIES OF OUR SENIOR MANAGEMENT TEAM.

         Our failure to retain members of our senior management team could adversely affect our ability to build on the efforts undertaken by our current management to increase the efficiency and profitability of our businesses. The loss of Nelson Peltz, our Chairman and Chief Executive Officer, or Peter W. May, our President and Chief Operating Officer, other senior members of our senior management or the senior management of Arby's could adversely affect us.

         WE MAY HAVE TO TAKE ACTIONS THAT WE WOULD NOT OTHERWISE TAKE SO AS NOT TO BE DEEMED AN "INVESTMENT COMPANY."

         The Investment Company Act requires the registration of, and imposes various restrictions on, companies that do not meet certain financial tests regarding the composition of their assets and source of income. A company may be deemed to be an investment company if it owns "investment securities" with a value exceeding 40% of its total assets (excluding government securities and cash items) or if more than 45% of its total assets consists of, or more than 45% of its income/loss is derived from, securities of companies it does not control.

         We intend to make acquisitions and other investments in a manner that will satisfy these tests. As a result, we may forego investments that we might otherwise make or retain or dispose of investments or assets that we might otherwise sell or hold on to.

         WE COULD HAVE LIABILITY UNDER ENVIRONMENTAL LAWS.

         Our operations are, and those of our predecessor companies have been, subject to federal, state and local environmental laws and regulations concerning the discharge, storage, handling and disposal of hazardous or toxic substances. These laws and regulations provide for significant fines, penalties and liabilities, in certain cases without regard to whether the owner or operator of the property knew of, or was responsible for, the release or presence of such hazardous or toxic substances. In addition, third parties may make claims against owners or operators of properties for personal injuries and property damage associated with releases of hazardous or toxic substances. Although we believe that we are in compliance in all material respects with all applicable environmental laws and regulations, we cannot predict what environmental legislation or regulations will be enacted in the future or how existing or future laws or regulations will be administered or interpreted. We cannot predict the amount of future expenditures which may be required in order to comply with any environmental laws or regulations or to satisfy any such claims.

RISKS RELATED TO ARBY'S

         ARBY'S' REVENUES ARE DEPENDENT ON RESTAURANT REVENUES AND OPENINGS AND THEIR DECLINE COULD ADVERSELY AFFECT ARBY'S' PAYMENTS TO US.

         Arby's principal source of revenues are royalty fees received from its franchisees. Accordingly, Arby's future revenues will be highly dependent on the gross revenues of Arby's franchisees and the number of Arby's restaurants that its franchisees operate. In addition, interruptions in the distribution of supplies to our franchisees could adversely affect sales by our franchisees and cause a decline in the royalty fees that we receive from them.

         COMPETITION AND OTHER FACTORS MAY CAUSE THE LEVEL OF GROSS REVENUES OF ARBY'S RESTAURANTS TO FLUCTUATE AND NEGATIVELY AFFECT THE REVENUE WE DERIVE FROM ARBY'S.

         Competition among national brand franchisors and smaller chains in the restaurant industry to grow their franchise systems is significant. Many of our competitors have substantially greater financial, marketing, personnel and other resources than we do. Arby's franchisees are generally in competition for customers with franchisees of other national and regional fast food chains and locally owned restaurants. We cannot assure you that the level of gross revenues of Arby's franchisees, upon which our royalty fees are dependent, will continue.

         THE NUMBER OF OPENINGS OF NEW ARBY'S RESTAURANTS MAY FALL BELOW PREDICTIONS, THUS REDUCING ARBY'S CAPACITY TO MAKE PAYMENTS TO US.

         Numerous factors beyond our control affect restaurant openings. These factors include the ability of a potential restaurant owner to obtain financing, locate an appropriate site for a restaurant and obtain all necessary state and local construction, occupancy or other permits and approvals. Although as of July 2, 2000, franchisees have signed commitments to open approximately 1,100 Arby's restaurants and have made or are required to make deposits of $10,000 per restaurant, we cannot assure you that these commitments will result in open restaurants.

         ARBY'S FRANCHISE REVENUES DEPEND, TO A LARGE EXTENT, ON A SMALL NUMBER OF LARGE FRANCHISEES AND A DECLINE IN THEIR REVENUE MAY INDIRECTLY ADVERSELY AFFECT US.

         During 1999, Arby's received approximately 26.8% of its royalties from RTM Inc., our single largest franchisee, and its affiliates, which are franchisees of approximately 700 Arby's restaurants, and received approximately 7% of its royalties from each of two other franchisees. Arby's franchise royalties could decline from their present levels if any of these franchisees suffered significant declines in their respective businesses.

         In addition, RTM has assumed certain lease obligations and indebtedness in connection with the restaurants that it acquired from Arby's. We remain contingently liable if RTM fails to make payments on those leases and indebtedness.

         THE AMOUNT OF INDEBTEDNESS INCURRED BY OUR ARBY'S BUSINESS COULD INCREASE.

         Upon the completion of the sale of Snapple Beverage Group and Royal Crown, our outstanding consolidated indebtedness was approximately $20 million. However, we are reviewing our financial alternatives with respect to Arby's and we may incur significant additional debt, which may have important consequences, including:

o our ability to borrow additional amounts for working capital, capital expenditures or other purposes for our Arby's business could be limited;

o a substantial portion of the cash flow from our Arby's operations would be used to make debt service payments rather than to fund further growth or make distributions to us; and

o increased leverage could limit our ability to capitalize on significant business opportunities and our flexibility to react to changes in general economic conditions, competitive pressures and changes in government regulation.

RISKS RELATED TO OUR CORPORATE STRUCTURE

         AS A HOLDING COMPANY, IN ADDITION TO OUR CASH, CASH EQUIVALENTS AND SHORT TERM INVESTMENTS ON HAND, WE LARGELY DEPEND ON OUR SUBSIDIARIES TO PROVIDE US WITH SUFFICIENT FUNDS TO MEET OUR OPERATING NEEDS, AND ANY FAILURE BY THEM TO PROVIDE US WITH NECESSARY FUNDING COULD HARM OUR LIQUIDITY.

         Because we are a holding company, our ability to service debt and pay dividends, including dividends on our common stock, is primarily dependent upon, in addition to our cash, cash equivalents and short term investments on hand, cash flows from our subsidiaries, including loans, cash dividends and reimbursement by subsidiaries to us in connection with management services and tax sharing agreements.

         The ability of any of our subsidiaries to pay cash dividends and/or make loans or advances to us is dependent upon the respective abilities of our subsidiaries to achieve sufficient cash flows after satisfying their respective cash requirements, including debt service, to enable the payment of such dividends or the making of such loans or advances. The payment of dividends or other distributions may also be limited by the terms of indebtedness incurred by our subsidiaries.

         In addition, our equity interests in our subsidiaries rank junior to all of the respective indebtedness, whenever incurred, of such entities in the event of their respective liquidation or dissolution.

         THE ANTI-TAKEOVER PROVISIONS OF OUR CORPORATE CHARTER DOCUMENTS AND DELAWARE LAW MAY DELAY OR PREVENT AN ACQUISITION OF US, WHICH MAY PREVENT YOU FROM REALIZING A PREMIUM OVER THE MARKET PRICE OF OUR CLASS A COMMON STOCK.

         Our board of directors has the authority to issue up to 25,000,000 shares of preferred stock and to determine the rights, preferences and privileges of those shares without any further vote or action by our stockholders. Your rights as a holder of common stock may be adversely affected by the rights of the holders of any preferred stock that may be issued in the future. Additional provisions of our certificate of incorporation and bylaws could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting common stock. These provisions, in general terms:

o provide that the number of directors shall not be less than seven nor more than 15, with the exact number to be determined from time to time by a majority of the board of directors then in office;

o provide that vacancies on our board resulting from an increase in size, removal of directors or otherwise may be filled only by a majority of the remaining directors then in office; and

o require the affirmative vote of the holders of shares representing at least 75% of the voting power of the issued and outstanding shares of our capital stock entitled to vote generally in the election of directors in order to enter into certain business combinations, unless
         (i) such business combinations are approved by at least a majority of the entire board, but only if a majority of the directors acting favorably on the matter are continuing directors, or (ii) certain minimum price, form of consideration and procedural requirements are met.

         We are also subject to the provisions of Section 203 of the Delaware General Corporation Law which prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an "interested stockholder" is a person who, either alone or together with affiliates and associates, owns (or within a three (3) years prior, did own) 15.0% or more of the corporation's voting stock.

         OUR TWO LARGEST STOCKHOLDERS' OWNERSHIP OF OUR COMMON STOCK MAY HAVE ADVERSE CONSEQUENCES TO YOU

         Nelson Peltz, our Chief Executive Officer and a director, and Peter W. May, our Chief Operating Officer and a director, as of October 31, 2000 collectively beneficially own approximately 37.4% of our voting common stock. You should consider the following risks of this ownership:

         o MESSRS. PELTZ AND MAY CAN EXERT SIGNIFICANT CONTROL OVER US AND AS A RESULT OUR OTHER STOCKHOLDERS WILL HAVE A REDUCED INFLUENCE OVER STOCKHOLDER DECISIONS

                           Messrs. Peltz and May have significant influence over
                  the election of directors to our board of directors. As a result, they may be able to influence significantly our actions and therefore the outcome of corporate actions requiring our stockholders' approval.

         o TRANSFERS OF COMMON STOCK BY MESSRS. PELTZ AND MAY COULD ADVERSELY AFFECT YOUR RIGHTS AS STOCKHOLDERS AND THE PREVAILING PRICE OF OUR CLASS A COMMON STOCK

         Because Messrs. Peltz and May can dispose of all or a portion of their Class A common stock at some future date, they may transfer a large interest in us without allowing you to participate or realize a premium for your shares of Class A common stock. A sale of a large interest to a third party may adversely affect the market price of our Class A common stock and our business and results of operations because the change in control may result in a change in management decisions and business policy.


RISKS RELATED TO OUR CLASS A COMMON STOCK AND THIS OFFERING

         WE DO NOT EXPECT TO PAY DIVIDENDS

         We have not paid a dividend on our Class A common stock in more than five years. We currently intend to reinvest all of our earnings for use in our business and to finance future growth. Accordingly, we do not anticipate paying cash dividends on our Class A common stock in the foreseeable future. In addition, the terms of future financings by us or any of our subsidiaries may restrict our ability to pay dividends or may restrict our ability to receive dividends from our subsidiaries, making it more difficult or impossible to pay dividends to you.

         WE EXPECT THE PRICE OF OUR CLASS A COMMON STOCK TO CONTINUE TO BE VOLATILE AND MAY EXPOSE YOUR INVESTMENT TO LOSS.

         The trading price for our Class A common stock has been and is likely to continue to be highly volatile. The market prices for companies in the restaurant business have historically been volatile. Factors that could adversely affect our stock price include:

o        success of our business strategy and acquisitions program;

o strategic actions by us or our competitors, such as acquisitions or restructurings;

o        actual or anticipated variations in our quarterly operating results;

o changes in financial estimates of, or any shortfall in, revenue or net income or any increase in losses from levels expected by securities analysts or investors;

o fluctuations in the valuation of companies perceived by investors to be comparable to us; and

o        synergies and integrations of our future acquisitions.

         SUBSTANTIAL SALES OF OUR CLASS A COMMON STOCK FOLLOWING THE OFFERING COULD CAUSE THE MARKET PRICE OF OUR CLASS A COMMON STOCK TO DROP SIGNIFICANTLY, REGARDLESS OF THE PERFORMANCE OF OUR BUSINESS.

         The issue or sale of a substantial number of shares of common stock, or the perception that sales could occur, could adversely affect the market price of our Class A common stock and could impair our ability to raise capital through the sale of additional equity securities.

         At October 31, 2000, we had outstanding options and warrants to purchase up to 3,479,611 shares of common stock which are currently exercisable and options to purchase up to approximately 4,271,140 additional shares of Class A common stock are exercisable over the next three years. The holders of these options and warrants have an opportunity to profit from a rise in the market price of our Class A common stock with a resulting dilution in the interests of the other stockholders. The terms on which we may obtain additional financing during the period when such options and warrants are exercisable may be adversely affected by the existence of these options and warrants.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         Some of the statements in this prospectus and the documents we refer you to, as well as written and oral statements made or incorporated by reference from time to time by us and our representatives in reports, filings with the SEC, press releases, conferences or otherwise, may be deemed to be "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. This information is subject to the "safe harbor" provisions of those statutes. Forward-looking statements include statements concerning Triarc's and management's plans, objectives, goals, strategies and future operations and performance and the assumptions underlying these forward-looking statements. We use the words "anticipates," "estimates," "expects," "believes," "intends," "plans," "may," "will," "should," and the corresponding negations and similar expressions to identify forward-looking statements. These statements include information regarding:

o        the evolution of competition, including product and pricing pressures;

o        the success of our operating initiatives;

o        our ability to attract and retain franchisees;

o        our development and operating costs;

o        the success of our advertising and promotional efforts;

o        our capacity to create and maintain brand awareness;

o        the existence or absence of adverse publicity;

o        the market acceptance of our new product offerings;

o        new product and concept development by our competitors;

o        changing trends in customer tastes and demographic patterns;

o        the success of multi-branding;

o the availability, location and terms of sites for restaurant development by our franchisees;

o the ability of our franchisees to open new restaurants in accordance with their development commitments, including the ability of franchisees to finance restaurant development;

o the performance by Arby's material franchisees of their obligations under their franchise agreements;

o the success of our business strategy or development plans, including acquisitions and other strategic investments;

o        the quality of our management;

o the business abilities and judgment of our personnel and the availability of qualified personnel;

o the availability, terms and deployment of capital and our ability to meet our future capital needs;

o        labor and employee benefit costs;

o the potential impact on royalty revenues and franchisees' store level sales that could arise from interruptions in the distribution of food and other products to franchisees;

o general economic, business and political conditions in the countries and territories where we operate, including our ability to form successful strategic business alliances with local participants;

o changes in, or our failure to comply with, government regulations, including franchising law, accounting standards, environmental laws and taxation requirements;

o the costs, uncertainties and other effects of legal and administrative proceedings; and

o the impact of general economic conditions on consumer spending and other risks and uncertainties affecting us and our competitors, all of which are difficult or impossible to predict accurately and many of which are beyond our control.

         We base our forward-looking statements on our current expectations. These statements involve a number of risks and uncertainties, including those described in the context of the forward-looking statements, as well as those presented in "Risk Factors." Actual results, performance and achievements may differ materially from those expressed in or implied by these statements. We are not obligated to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For additional information with respect to these factors, see our Annual Report on Form 10-K for the fiscal year ended January 2, 2000, as amended by our Form 10-K/A for the fiscal year ended January 2, 2000. See "Available Information" and "Incorporation of Information We File with the SEC."

                             SELLING SECURITYHOLDERS

         All of the shares of Class A common stock offered by this prospectus will be delivered from time to time by Cadbury to holders of convertible subordinated debentures upon conversion of the convertible subordinated debentures.

                                 USE OF PROCEEDS

         Cadbury will not receive any cash proceeds from its delivery of our shares as a result of conversions of the convertible subordinated debentures. Nevertheless, as part of any conversion, for every 9.465 shares of Class A common stock delivered pursuant to this prospectus, the aggregate outstanding principal amount at maturity of the convertible subordinated debentures will be reduced by $1,000. This offering is being made so that Cadbury may fulfill its agreement to take all actions necessary to assume all of our obligations under the indenture governing the convertible subordinated debentures. As a condition to our release of our shares upon conversion of convertible subordinated debentures, we will receive from Cadbury the accreted value of the converted debentures, less any funds necessary to pay for any fractional shares of Class A common stock issued in the conversion, as payment for the shares delivered in connection with the conversion.

                              PLAN OF DISTRIBUTION

         The shares of Class A common stock covered by this prospectus are offered for delivery upon conversion of the convertible subordinated debentures. At the date of this Prospectus, the conversion rate is 9.465 shares of Class A common stock per $1,000 principal amount at maturity of debentures converted. This conversion rate may be adjusted from time to time, to prevent dilution resulting from stock splits, stock dividends or similar transactions as provided in the indenture governing the convertible subordinated debentures.

         We are registering these shares of Class A common stock pursuant to a registration rights agreement that we entered into with Cadbury in connection with the sale of Snapple Beverage Group and Royal Crown to Cadbury. We will pay the expenses of registering the Class A common stock and will indemnify Cadbury and its affiliates against liabilities under the Securities Act. The shares of Class A common stock offered by this prospectus will, pursuant to a custody agreement, be segregated and will be held for the benefit of holders of the convertible subordinated debentures by American Stock Transfer & Trust Company until holders of convertible subordinated debentures exercise their conversion rights. The shares of Class A common stock offered by this prospectus will continue to be treasury shares until the conversion of the convertible subordinated debentures and no one (including Cadbury and American Stock Transfer) will have any rights with respect to these shares of Class A common stock, until the shares of Class A common stock are delivered in connection with conversions of the convertible subordinated debentures.

         The registration rights agreement provides that we may suspend deliveries of Class A common stock through the use of this prospectus in the event of a suspension of the effectiveness of the registration statement relating to this prospectus or if material developments occur that are not reflected in this prospectus or a supplement or amendment. A suspension could delay Cadbury's delivery of a copy of this prospectus and Class A common stock upon conversion of the convertible subordinated debentures. Under the registration rights agreement, suspensions may not last for more than 30 days in any three- month period, or more than an aggregate of 90 days in any 12-month period.


                    CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

         The following is a summary of certain United States federal income tax consequences of the conversion of the convertible subordinated indentures into shares of our Class A common stock, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. Further, this discussion does not address the United States federal income tax consequences of the purchase, ownership or disposition of the convertible subordinated debentures or the Class A common stock into which such convertible subordinated debentures may be converted. This summary is based on laws, regulations, rulings and decisions now in effect, all of which are subject to change, possibly with retroactive effect. This summary deals only with holders that hold the convertible subordinated debentures and Class A common stock as capital assets and does not address tax considerations applicable to investors that may be subject to special tax rules such as banks, insurance companies, tax-exempt organizations, dealers in securities or currencies, persons that will hold the convertible subordinated debentures and the Class A common stock as part of an integrated investment (including a "straddle") comprised of such convertible subordinated debentures or Class A common stock and one or more other positions, persons that have a "functional currency" other than the U.S. dollar or holders of the convertible subordinated debentures that did not acquire the convertible subordinated debentures in the initial distribution thereof at their original issue price. In addition, this discussion does not consider the effect of any estate, gift or other tax laws and generally does not address any other taxes that might be applicable on the conversion of the convertible subordinated debentures. Holders of the convertible subordinated debentures considering converting such convertible subordinated debentures into Class A common stock should consult their own tax advisors with respect to the application of the United States federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

         As used herein, the term "United States holder" means the beneficial owner of the convertible subordinated debentures or the Class A common stock that is, for United States federal income tax purposes, (i) a citizen or resident of the United States, (ii) a domestic corporation or other entity taxable as a corporation or (iii) an estate or trust the income of which is subject to United States federal income taxation, regardless of its source or
(iv) otherwise subject to United States federal income taxation on a net income basis.

CONVERSION OF THE CONVERTIBLE SUBORDINATED DEBENTURES.

         A United States holder of the convertible subordinated debentures generally will recognize gain or loss, if any, equal to the difference between the value of the Class A common stock received upon the conversion of the convertible subordinated debentures and such holder's basis in the convertible subordinated debentures immediately prior to such conversion. Such holder's basis in the Class A common stock received on conversion of a convertible subordinated debenture will equal the value of such Class A common stock at the time of conversion. The holding period for the Class A common stock received on conversion of the convertible subordinated debentures will not include the period during which such holder held the convertible subordinated debentures, but will instead commence on the date of such conversion.

BACKUP WITHHOLDING.

         Under the backup withholding rules, a United States holder of the convertible subordinated debentures may be subject to backup withholding at the rate of 31% with respect to the Class A common stock received in the conversion of such convertible subordinated debentures unless such holder is a corporation or comes within other exempt categories and, when required, demonstrates this fact or provides a taxpayer identification number and certifies that the taxpayer identification number is correct and the taxpayer is not subject to backup withholding for specified reasons, and otherwise complies with the applicable requirements of the backup withholding rules.

         Any amount withheld under these rules will be credited against the convertible subordinated debenture's holder's federal income tax liability (and any excess refunded) if you furnish the appropriate information to the United States Internal Revenue Service.

                                  LEGAL MATTERS

         Paul, Weiss, Rifkind, Wharton & Garrison, New York, New York, will pass upon the validity of the Class A common stock offered by this prospectus.

                                     EXPERTS

         Deloitte & Touche L.L.P., independent accountants, has audited the consolidated financial statements and the related financial statement schedules incorporated into this prospectus by reference to our Annual Report on Form 10-K filed on April 3, 2000, as amended by the Amendment to our Annual Report on From 10K-A filed on April 28, 2000. Their report is also incorporated herein by reference. We have incorporated the consolidated financial statements and the related financial statement schedules by reference in reliance upon their report given upon their authority as experts in accounting and auditing.

                INCORPORATION OF INFORMATION WE FILE WITH THE SEC

         The SEC allows us to "incorporate by reference" into this prospectus the information we file with it. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and any later information that we file with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until this offering is completed:

o Our Annual Report on Form 10-K for the fiscal year ended January 2, 2000 as amended by our Form 10-K/A for the fiscal year ended January 2, 2000 (SEC file number 1- 2207);

o Our Quarterly Report on Form 10-Q for the quarter ended April 2, 2000 (SEC file number 1-2207);

o Our Quarterly Report on Form 10-Q for the quarter ended July 2, 2000 (SEC file number 1-2207);

o        Our Current Report on Form 8-K filed on June 22, 2000 (SEC file number
         1-2207);

o Our Current Report on Form 8-K filed on September 20, 2000 (SEC file number 1- 2207);

o Our Current Report on Form 8-K filed on October 12, 2000 (SEC file number 1-2207);

o Our Current Report on Form 8-K filed on October 30, 2000 (SEC file number 1-2207);

o Our Current Report on Form 8-K filed on November 3, 2000 (SEC file number 1-2207);

o Our Current Report on Form 8-K filed on November 8, 2000 (SEC file number 1-2207);

o Our Current Report on Form 8-K filed on November 9, 2000 (SEC file number 1-2207); and

o The description of our common stock contained in our Registration Statement on Form 8-A filed on November 4, 1993 pursuant to Section 12 of the Exchange Act and any amendment or report filed for the purpose of updating such description (SEC file number 1-2207).

         You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone to provide you with information that is different. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor Cadbury is making an offer of securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

         You may request a copy of any of the documents that are incorporated by reference in this prospectus, at no cost, by writing or telephoning us as follows: Triarc Companies, Inc., Investor Relations, 280 Park Avenue, New York, NY 10017, telephone (212) 451-3000.

                              AVAILABLE INFORMATION

         We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). You may read and copy any document we file by visiting the SEC's public reference rooms in Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, 7 World Trade Center, Suite 1300, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may obtain information regarding the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available over the Internet at the SEC's web site at http://www.sec.gov. You may also inspect our SEC reports and other information at the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth an estimate of the expenses to be incurred by Triarc in connection with the issuance and distribution of the securities being registered:

                                                                      Amount to
                                                                       be paid
                                                                       -------
Registration Fee - SEC.................................................$21,671
Legal Fees and Expenses................................................ 20,000
Accounting Fees and Expenses........................................... 30,000
Miscellaneous.......................................................... 20,000
                                                                       -------
Total..................................................................$91,671
                                                                       =======

         Triarc will pay all of the expenses set forth above.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Triarc's Charter provides indemnification to the extent not prohibited by Delaware law (including as such law may be amended in the future to be more favorable to directors and officers). Section 145 of the Delaware General Corporation Law (the "DGCL") provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed civil, criminal, administrative or investigative action, suit or proceeding (other than an action by or in the right of the corporation, such as a derivative action) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another entity. The Charter provides that Triarc's officers and directors, and any person serving in any capacity at the request of Triarc for another entity, shall be entitled to such indemnification; however, the Triarc Board may specifically grant such indemnification to other persons in respect of service to Triarc or any other entity. Triarc's Charter specifies that any director or officer of Triarc serving in any capacity with a majority owned subsidiary or any employee benefit plan of Triarc or of any majority owned subsidiary shall be deemed to be doing so at the request of Triarc.

         Under Section 145 of the DGCL, depending on the nature of the proceeding, a corporation may indemnify against expenses (including attorneys' fees), judgments, fines and amounts paid in a settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person so indemnified acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. In the case of a derivative action, no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity for such expenses as such court shall deem proper.

         Section 145 further provides that to the extent that a director or officer of a corporation is successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred in connection therewith. However, if such director or officer is not successful in the defense of any such action, suit or proceeding, or in the defense of any claim, issue or matter therein, he or she shall only be indemnified by the corporation as authorized in the specific case upon a determination that indemnification is proper because he or she met the applicable standard set forth above as determined by a majority of the disinterested directors, by independent legal counsel or by the stockholders.

         Triarc's Charter provides that expenses are to be advanced prior to the final disposition of a proceeding upon the receipt by Triarc of an undertaking, as required by the DGCL, that the director or officer or other indemnified person will repay such advances if he or she is ultimately found not to be entitled to indemnification under the DGCL.

         Triarc's Charter permits a person entitled to indemnity to bring an action in court to obtain such indemnity and provides that, in any such action, the court will not be bound by a decision of the Triarc Board, independent counsel or stockholders that such person is not entitled to indemnification. Such person is also indemnified for any expenses incurred in connection with successfully establishing his or her right to indemnification in any such proceeding. The Charter expressly provides that the right to indemnification thereunder is a contract right and, therefore, cannot be retroactively eliminated by a later stockholder vote, and is not an exclusive right and, therefore, Triarc may provide other indemnification, if appropriate.

         Triarc also enters into indemnification agreements with its directors and officers indemnifying them against liability they may incur in their capacity as such. The indemnification agreements do not provide indemnification to the extent that the indemnitee is indemnified by Triarc under its Charter or Bylaws, by Triarc's directors' and officers' liability insurance, or by any other person. Additionally, the indemnification agreements do not provide indemnification (i) for the return by the indemnitee of any illegal remuneration paid to him or her; (ii) for any profits payable by the indemnitee to Triarc pursuant to Section 16(b) of the Exchange Act; (iii) for any liability resulting from the indemnitee's fraudulent, dishonest or willful misconduct; (iv) for any amount the payment of which is not permitted by applicable law; (v) for any liability resulting from conduct producing unlawful personal benefit; or (vi) if a final court adjudication determines such indemnification is not lawful.

         Determination as to whether an indemnitee is entitled to be paid under the indemnification agreements may be made by the majority vote of a quorum of disinterested directors, independent legal counsel selected by the Triarc Board, a majority of disinterested Triarc stockholders or by a final adjudication of a court of competent jurisdiction. In the event that Triarc undergoes a 'Change of Control' (as defined in the indemnification agreements) all such determinations shall be made by special independent counsel selected by the indemnitee and approved by Triarc, which consent may not be unreasonably withheld. In certain circumstances, an indemnitee may require Triarc to establish a trust fund to assure that funds will be available to pay any amounts which may be due such indemnitee under an indemnification agreement.

         Pursuant to the registration rights agreement between Triarc and Cadbury, Triarc has agreed to indemnify Cadbury and certain related persons for certain liabilities, including liabilities arising under the Securities Act.

ITEM 16. EXHIBITS

The following is a list of Exhibits filed as part of the Registration Statement:

         4.1 Indenture dated as of February 9, 1998 between Triarc Companies, Inc. and The Bank of New York, as Trustee, relating to the convertible subordinated debentures; incorporated herein by reference to Exhibit 4.1 to Triarc's Current Report on Form 8-K/A dated March 6, 1998 (SEC file no. 1-2207).

         5.1      Opinion of Paul, Weiss, Rifkind, Wharton & Garrison.

         23.1     Consent of Deloitte & Touche.

         23.2 Consent of Paul, Weiss, Rifkind, Wharton & Garrison (included in Exhibit 5.1).

         24.1     Power of Attorney.

ITEM 17. UNDERTAKINGS

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 per cent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on November 13, 2000.


                                             TRIARC COMPANIES, INC.


                                             By:  /s/ John L. Barnes, Jr.
                                                  -----------------------------
                                                  John L. Barnes, Jr.
                                                  Executive Vice President and
                                                  Chief Financial Officer

         Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on November 13, 2000.


              *
-----------------------------       Chairman and Chief Executive Officer
         Nelson Peltz               (Principal Executive Officer)


              *
-----------------------------       President and Chief Operating Officer
         Peter W. May               (Principal Operating Officer)


  /s/ John L. Barnes, Jr.
-----------------------------       Executive Vice President and Chief Financial
        John L. Barnes, Jr.         Officer (Principal Financial Officer)


              *
-----------------------------       Vice President and Chief Accounting Officer
         Fred H. Schaefer           (Principal Accounting Officer)

              *
-----------------------------       Director
         Hugh L. Carey


              *
-----------------------------       Director
         Clive Chajet


              *
-----------------------------       Director
         Joseph A. Levato


              *
-----------------------------       Director
         David E. Schwab II


              *
-----------------------------       Director
         Jeffrey S. Silverman


              *
-----------------------------       Director
         Raymond S. Troubh


              *
-----------------------------       Director
         Gerald Tsai, Jr.


*By  /s/ John L. Barnes, Jr.
     ------------------------
         John L. Barnes, Jr.
         Attorney-in-fact

                                  EXHIBIT INDEX


         Exhibit                    Description

         4.1 Indenture dated as of February 9, 1998 between Triarc Companies, Inc. and The Bank of New York, as Trustee, relating to the convertible subordinated debentures; incorporated herein by reference to Exhibit 4.` to Triarc's Current Report on Form 8-K/A dated March 6, 1998 (SEC file no. 1-2207).

         5.1*              Opinion of Paul, Weiss, Rifkind, Wharton & Garrison.

         23.1*             Consent of Deloitte & Touche.

         23.2* Consent of Paul, Weiss, Rifkind, Wharton & Garrison (included in Exhibit 5.1).

         24.1**            Power of Attorney.

-----------------------------
*        Replaces previously filed exhibit.
**       Previously filed.